FIRST AMENDMENT TO

SECURITIES PURCHASE AGREEMENT

This First Amendment to Securities Purchase Agreement, dated as of June 23, 2008 (this “Agreement”), is entered into by and among Southern Sauce Company, Inc., a Florida corporation (the “Company”), Long Sunny Limited, a British Virgin Islands company (“Long Sunny”) and Vision Opportunity China LP, a closed-ended investment company incorporated in Guernsey (“Vision”).

WITNESSETH:

WHEREAS, the Company, Long Sunny and Vision entered into a Securities Purchase Agreement dated as of June 10, 2008 (the “Purchase Agreement”), and

WHEREAS, Section 3.25 of the Purchase Agreement did not reflect the understanding of the parties and the parties have agreed to amend said provisions, in the manner, and on the terms and conditions, set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound, the parties hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein (including the Recitals) shall have the meanings ascribed to them in the Purchase Agreement.

2. Amendment to Section 3.25 of the Purchase Agreement. Section 3.25 of the Purchase Agreement is hereby amended and restated in its entirety as of the date hereof to read as follows:

Section 3.25 Exchange Listing. The Company shall list and trade its shares of Common Stock on the Nasdaq Capital Market or the Nasdaq Global Market or any successor market thereto (collectively, “Nasdaq”), or the American Stock Exchange or any successor market thereto (together with Nasdaq, each a “National Stock Exchange”) at the earliest possible time and shall take all commercially reasonable actions to fulfill the said requirement by no later than the date which is eighteen months after the First Closing Date. In the event the shares of Common Stock are not listed and trading on a National Stock Exchange by the date which is eighteen months from the First Closing Date and Vision believes, using reasonable judgment, that commercially reasonable actions have not been taken to meet such requirement, each of the stockholders of the Company as listed on Schedule 3.25 (each a “Principal Stockholder”; collectively, the “Principal Stockholders”) shall transfer such number of shares of Common Stock held by such Principal Stockholder as set forth opposite such Principal Stockholder’s name on Schedule 3.25 (the “Listing Penalty Shares”) to the Purchasers to be distributed to the Purchasers on a pro rata basis. The number of Listing Penalty Shares to be transferred by each Principal Stockholder to the Purchasers shall be equal to 1,000,000 shares of Common Stock times a fraction, the numerator of which is the number of shares of Common Stock held by such Principal Stockholder and the denominator of which is the total number of shares of Common Stock held by the Principal Stockholders. In the event the Principal Stockholders fail to transfer the Listing Penalty Shares by the date which is nineteen months after the First Closing Date, each Purchaser may elect, at each Purchaser’s sole discretion and upon notice to the Company, Escrow Agent and Principal Stockholders (each as defined in the Securities Escrow Agreement), to receive a portion of the Escrow Shares (as defined in the Securities Escrow Agreement) in such amount as set forth in the preceding sentence. In the event a Purchaser elects to receive shares of Common Stock from the Escrow Shares pursuant to the foregoing and if the Escrow Shares then remaining are insufficient to satisfy the Principal Stockholders’ obligations under Sections 1.3 and 1.4 of the Securities Escrow Agreement, the Principal Stockholders shall, on a pro rata basis, deliver to the Escrow Agent additional shares of Common Stock owned by them in the amounts released to such Purchaser within five (5) days of the release of such shares from escrow. Notwithstanding the foregoing to the contrary, the Principal Stockholders shall not be required to transfer such Listing Penalty Shares pursuant to this Section 3.25 if the Company has taken commercially reasonable actions to list and trade its Common Stock on a National Stock Exchange.

3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and any investigations made by any party. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect any of the terms thereof.

4. Execution of Counterparts. This Agreement may be executed in a number of counterparts, by facsimile, each of which shall be deemed to be an original as of those whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more of the counterparts hereof, individually or taken together, are signed by all the parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed and delivered this First Amendment to Securities Purchase Agreement on the day and year first above written.

SOUTHERN SAUCE COMPANY, INC.

By:  /s/ Wang Chen_________________
Name: Wang Chen
Title: Chief Executive Officer

LONG SUNNY LIMITED

By:  /s/ Wang Chen_________________
Name: Wang Chen
Title: Chief Executive Officer

VISION OPPORTUNITY CHINA LP

By:  /s/ Adam Benowitz______________
Name: Adam Benowitz
Title: Authorized Signatory